Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Xenith Bankshares, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-187890, 333-184557, and 333-84304) on Form S-3 and registration statements (Nos. 333-210643, 333-182666, 333-178640, 333-159104, 333-139968, 333-134583, and 333-64346) on Form S-8 of Xenith Bankshares, Inc. of our report dated March 14, 2017, with respect to the consolidated balance sheets of Xenith Bankshares, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2016 annual report on Form 10-K of Xenith Bankshares, Inc.

/s/ KPMG LLP
McLean, Virginia
March 14, 2017